UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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FOREST LABORATORIES, INC.
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FOREST LABORATORIES ANNOUNCES DIRECTOR NOMINEES FOR
ELECTION AT 2011 ANNUAL MEETING
Nominates Seven Incumbents and Three New Directors; New Candidates
Strengthen Company Slate with Additional Financial, Operational and Corporate Governance Expertise
Annual Meeting Date Set For August 18, 2011; Record Date Is June 24
NEW YORK, July 18, 2011 — Forest Laboratories, Inc. (NYSE: FRX) today announced that it will nominate a slate of ten candidates for election to the Company’s Board of Directors at the 2011 Annual Meeting of Shareholders on August 18, 2011.
In addition to seven incumbent director candidates, the slate includes three new independent nominees: Christopher J. Coughlin, former Executive Vice President and Chief Financial Officer of Tyco International; Gerald M. Lieberman, former President and Chief Operating Officer of AllianceBernstein; and Brenton L. Saunders, Chief Executive Officer of Bausch + Lomb.
“We are nominating an exceptionally strong slate of candidates who will work on behalf of all investors and ensure board level focus on maximizing the potential of Forest’s robust pipeline, which is one of the most promising in the industry,” said Kenneth E. Goodman, Presiding Independent Director of the Forest Board. “In addition to our seven highly qualified incumbent directors, I am pleased that we have three outstanding new candidates who will bring fresh eyes and valuable experience to the Forest Board. Our new candidates are extremely well regarded, accomplished professionals and financial experts with diversified skills, broad experience in domestic and international business and proven track records. We believe our entire slate is extremely well qualified to lead the Company through its future growth and development.”
Howard Solomon, the Company’s Chairman, Chief Executive Officer and President, added: “On behalf of the Board and the entire Company, I want to express our deepest appreciation and respect for the many contributions over the years of Directors William Candee and George Cohan, who will not stand for re-election at this year’s meeting.”
Mr. Solomon continued: “Forest is continuing to perform well, having grown net revenues by 8%, operating income by 41% and net income by 53% in fiscal 2011. The Company has also returned $4.4 billion in capital to shareholders through repurchases since 2005, including a $500 million share buyback program we announced in June 2011. And we are very well positioned to continue to perform, with three new product launches in 2011 and a deep Phase III pipeline which includes four additional products that are expected to mature in 2012 and 2013. The Forest Board is focused on continuing to build sustainable momentum and value for shareholders, and we believe that the Board nominees we are announcing today will help Forest to deliver on that goal.”

Along with the Company’s seven incumbent directors, Forest’s three new independent nominees provide a powerful combination of financial acumen, operational skills, investor perspective and corporate governance experience at an important juncture for Forest. Each of the three new nominees has been judged to meet the independence criteria in the Company’s Corporate Governance Guidelines and under the listing standards of the New York Stock Exchange.
Forest’s three new independent nominees are:
•	Christopher J. Coughlin — Mr. Coughlin, 59, most recently served as Executive Vice President and Chief Financial Officer of Tyco International from 2005 to 2010 and remains an advisor to Tyco. During his tenure, he played a central role in the separation of Tyco into three independent, public companies and provided financial leadership surrounding major transactions, including the $2 billion acquisition of Broadview Security, among many other responsibilities and accomplishments.

Prior to joining Tyco, he worked as the Chief Operating Officer of the Interpublic Group of Companies from June 2003 to December 2004, as Chief Financial Officer from August 2003 to June 2004 and as a director from July 2003 to July 2004. Previously, Mr. Coughlin was Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 until its acquisition by Pfizer in 2003. Prior to that, he was Executive Vice President of Nabisco Holdings and President of Nabisco International. From 1981 to 1996 he held various positions, including Chief Financial Officer, at Sterling Drug.

Mr. Coughlin is currently serving as the lead independent director on the board of Dun & Bradstreet, where he is a member of the Audit Committee and the Compensation and Benefits Committee. He also serves on the board of Covidien plc, where he is Chair of the Compliance Committee. Mr. Coughlin has a B.S. in accounting from Boston College.

A veteran of service and leadership on public company boards, Mr. Coughlin’s wide array of senior management positions in global companies, pharmaceutical background, finance experience and compliance and governance expertise will further equip the Board in making strategic decisions for the long-term growth of the Company.

•	Gerald M. Lieberman — Mr. Lieberman, 64, most recently served as the President and Chief Operating Officer of AllianceBernstein from 2004 to 2009, where he oversaw several critical functions for the Company, including finance, global risk management, technology, operations, human resources, and investor and public relations. In addition, he was instrumental in developing the Company’s global integrated platform and enhancing its corporate governance and financial transparency.

Prior to joining Alliance Bernstein in 1998, Mr. Lieberman held a number of senior positions at Fidelity Investments from 1993 to 1998, including Chief Financial Officer and Chief of Administration. He was a member of Fidelity’s operating committee, reporting directly to the Chairman. Before joining Fidelity, Mr. Lieberman spent 14 years with Citicorp, where he served as Senior Human Resources Officer and a member of the policy committee, reporting to the Company’s Chairman and Chief Executive Officer. At Citicorp, he also held several other senior leadership positions, including Chief Executive Officer of Citibank Mexico and Division Head of Latin America.

Mr. Lieberman is currently serving as a director at Computershare. He is also a trustee of the University of Connecticut Foundation and was a practicing C.P.A with Arthur Anderson. He received a B.S. from the University of Connecticut and attended New York University’s Graduate School of Business Administration.

Mr. Lieberman’s senior roles at AllianceBernstein and Fidelity Investments, premier investment and asset management firms, and his breadth and depth of experiences, including his finance and accounting expertise and career-long focus on risk management, enable him to provide important and valuable perspectives to the Board.

•	Brenton L. Saunders — Mr. Saunders, 41, has been the Chief Executive Officer of Bausch + Lomb and a board director since March 2010. Previously, Mr. Saunders served as a senior executive with Schering-Plough from 2003 to 2010, most recently as President of Global Consumer Health Care. He also served as Head of Integration for both Schering-Plough’s merger with Merck & Co. and for its $16 billion acquisition of Organon BioSciences.

Before joining Schering-Plough, Mr. Saunders was a Partner and Head of the Compliance Business Advisory Group at PricewaterhouseCoopers LLP from 2000 to 2003. Prior to that, he was Chief Risk Officer at Coventry Health Care between 1998 and 1999 and a co-founder of the Health Care Compliance Association in 1995. Mr. Saunders began his career as Chief Compliance Officer for the Thomas Jefferson University Health System.

In addition to the Bausch + Lomb board, he serves on the boards of ElectroCore LLC and the Overlook Hospital Foundation. He is also the former Chairman of the New York chapter of the American Heart Association. Mr. Saunders was also recently named to the Federal Reserve Bank of New York’s Upstate New York Regional Advisory Board. He received a B.A. from the University of Pittsburgh, an M.B.A. from Temple University School of Business, and a J.D. from Temple University School of Law.

Given Mr. Saunders’ leadership experience as CEO of a global, branded healthcare company and deep pharmaceutical experiences, he will be an invaluable addition to the Board. In addition to his other attributes, his 15 years of senior compliance experience and broad regulatory expertise at a number of different companies, including Bausch + Lomb and Schering-Plough, will prove particularly valuable.
The Board has also nominated seven incumbent directors to serve an additional one-year term on the Company’s Board, which will be expanded from nine to 10 seats as of the 2011 Annual Meeting. Individually and collectively, the incumbent nominees bring a compelling combination of knowledge and experience in the global and U.S. pharmaceutical and healthcare sectors, as well as significant legal and financial expertise.
The Board’s seven incumbent director nominees are:
•	Nesli Basgoz, M.D. — Dr. Basgoz, 53, is the Associate Chief for Clinical Affairs, Division of Infectious Diseases at Massachusetts General Hospital (MGH) and serves on the hospital’s Board of Trustees. In addition, Dr. Basgoz is an Associate Professor of Medicine at Harvard Medical School. Previously, she served as Clinical Director in the Infectious Diseases Division of MGH for six years. Dr. Basgoz earned her M.D. Degree and completed her residency in internal medicine at Northwestern University Medical School. She also completed a fellowship in the Infectious Diseases Division at the University of California at San Francisco. She is board certified in both infectious diseases and internal medicine.

Dr. Basgoz’s broad medical expertise and nationally recognized leadership in the medical field, as well as her extensive clinical trial experience has equipped her to effectively advise the Board and management with respect to many strategic matters, including navigating regulatory approvals and the clinical trial process. Moreover, her particular expertise in infectious diseases has enabled Dr. Basgoz to advise the Board and management with respect to the Company’s current and potential portfolio of drugs within the relevant indications, including Forest’s recently launched Teflaro product and other antibiotics under development at Forest.

•	Dan L. Goldwasser — Mr. Goldwasser, 71, is a practicing attorney and has been a shareholder since 1992 at the law firm Vedder Price, P.C., where he is a member of the firm’s Accounting Law Practice Group. Mr. Goldwasser previously served as Chairman of the American Bar Association’s Business Law Section’s Committee on Law and Accounting and as the American Bar Association’s Co-Chairman of The National Conference of Lawyers and Certified Public Accountants. From 2003 to 2006, he also was a member of the Auditing Standards Board of the American Institute of Certified Public Accountants. Mr. Goldwasser holds a B.A. from Harvard University and an LL.B. from Columbia Law School.

Mr. Goldwasser’s leadership roles in accounting organization, service on the AICPA’s Auditing Standards Board, deep expertise in legal, regulatory and accounting matters and his deep understanding of Forest make him a valuable contributor to the Board.

•	Kenneth E. Goodman — Mr. Goodman, 63, is the former President and Chief Operating Officer of Forest, a position that he held from 1998 to 2006. For eighteen years prior thereto, Mr. Goodman served as Forest’s Vice President, Finance and Chief Financial Officer and was named Executive Vice President, Operations in February 1998. From 1975 to 1980, he served as a senior financial officer at Wyeth, and before that, as a C.P.A. at Main Hurdman, which is now part of KPMG LLP. Mr. Goodman currently serves Syracuse University as Vice Chairman of the Board of Trustees, a member of the Executive Committee and Chairman of the Audit Committee; he previously served as Chairman of the Budget Committee. He is also Chairman of the International Board of Directors of the Israel Cancer Research Fund and Co-Chairman of its New York Board. Mr. Goodman is a C.P.A. and holds a B.S. degree from The Whitman School of Management at Syracuse University.

Mr. Goodman’s intimate knowledge of Forest’s operations, having served as President and Chief Operating Officer of Forest with broad responsibility for sales, commercial operations, compliance, manufacturing operations, information technology and other areas, his substantial expertise in financial matters, and his service as an important interface between management and the Board as its presiding independent director, make him a valuable member of the Board.

•	Lawrence S. Olanoff, M.D., Ph.D. — Dr. Olanoff, 59, served as Forest’s Chief Operating Officer from 2006 to 2010 and currently serves as Senior Scientific Adviser to the Company. From July 2005 to October 2006, Dr. Olanoff was President and Chief Executive Officer at Celsion Corporation, an oncology drug development company. He also served as Executive Vice President and Chief Scientific Officer of Forest from 1995 to 2005. Prior to joining Forest in 1995, Dr. Olanoff served as Senior Vice President of Clinical Research and Development at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group) and at the Upjohn Company in a number of positions including Corporate Vice President of Clinical Development and Medical Affairs. Over his entire career, he was involved in 30 product approvals. In addition, he is currently an adjunct Assistant Professor and Special Adviser to the President for Corporate Affairs at the Medical University of South Carolina (MUSC), as well as a Director of the MUSC Foundation for Research Development, which is a non-profit foundation created to benefit the university. He holds a Ph.D. in biomedical engineering and an M.D. degree from Case Western Reserve University.

Dr. Olanoff’s detailed knowledge of the pharmaceutical industry, his broad operational experience and research and development leadership over the course of his career at Forest, Sandoz and Upjohn, including with respect to thirty product approvals, and his service as a senior executive and intimate knowledge of Forest’s operations combine to make him an important asset to the Board.

•	Lester B. Salans, M.D. — Dr. Salans, 75, is a Clinical Professor and member of the Clinical Attending Staff of Internal Medicine at the Mount Sinai Medical

School. Prior thereto, Dr. Salans was a senior executive at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group). Dr. Salans is a former Director of the National Institutes of Arthritis, Diabetes, Digestive and Kidney Diseases of the National Institutes of Health. He served as Professor of Medicine and Director of the Division of Endocrinology at the Dartmouth Hitchcock Medical Center, Hanover, from 1968 to 1975. He also founded and is president of LBS Advisors, Inc., a consultancy serving several pharmaceutical and biotechnology companies, academic institutions, the National Institutes of Health and many investment firms. He serves on the Board of Directors of PharmaIN Corporation, a biopharmaceutical company. Dr. Salans earned a B.A. from University of Michigan and M.D. from University of Illinois.

Dr. Salans’ recognized leadership in the medical field, his varied positions in the pharmaceutical sector, and particular medical expertise in the fields of diabetes mellitus, obesity and endocrinology and clinical research experience bring valuable perspectives to the Board on research and development matters generally and with respect to the Company’s current and potential portfolio drugs within such indications. As a practicing physician in addition to his other roles, Dr. Salans bridges the gap between basic science and clinical medicine, enabling him to offer valuable insights to the Board.

•	Howard Solomon — Mr. Solomon, 83, is Chairman, Chief Executive Officer and President of Forest. He began his career as an attorney at leading law firms in New York and joined Forest in 1964 as a director and secretary of the Board while serving as outside counsel for the Company. He became CEO of Forest in 1977 and Chairman in 1998. Mr. Solomon is a Trustee of the New York Presbyterian Hospital and previously served on the Board of Cold Spring Harbor Laboratories. He is currently a member of the Executive Committee of the Board of Directors of the Metropolitan Opera and Chairman of its Finance Committee. He also serves on the Board of the New York City Ballet. Mr. Solomon graduated from the City College of New York and holds a J.D. from Yale University.

We believe that Mr. Solomon’s experience as a senior executive and leader in our industry, his in-depth knowledge of our Company and its day-to-day operations and his strong record and strategic vision for the Company qualify him to serve on our Board.

•	Peter J. Zimetbaum, M.D. — Dr. Zimetbaum, 47, has served as Director of Clinical Cardiology at Beth Israel Deaconess Medical Center in Boston (BIDMC) since 2005 and served as Director of Clinical Electrophysiology at BIDMC from 2001 to 2005. Additionally, since 2006, Dr. Zimetbaum has been an Associate Professor of Medicine at the Harvard Medical School (HMS), and he currently serves on the HMS Standing Committee on Conflicts of Interest. Dr. Zimetbaum received his M.D. degree from the Albert Einstein College of Medicine in 1990 and is board certified in both cardiovascular medicine and cardiovascular electrophysiology.

Dr. Zimetbaum’s extensive experience in the practice of medicine and clinical trials provides the Board and management with the perspectives of physicians and other healthcare providers who use the Company’s products and with insight into the clinical trial process. His expertise in cardiology, including the cardiovascular safety profile of products, is a valuable resource to the Board and management in analyzing and developing current and potential portfolio drugs. In addition, his service on Harvard Medical School’s conflict of interest committee provides Forest with important insights on the ethics of healthcare.
Annual Meeting
Shareholders of record as of June 24, 2011 are entitled to vote at the Annual Meeting, which has been set for August 18, 2011 and will take place at the office of JPMorgan Chase & Co. at 270 Park Avenue in New York, NY.
About Forest Laboratories
Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective and respiratory medicine. The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.
Forward Looking Information
Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, changes in laws and regulations affecting the healthcare industry and the risk factors listed from time to time in Forest Laboratories’ Annual Reports on Form 10-K (including the Annual Report on Form 10-K for the fiscal year ended March 31, 2011), Quarterly Reports on Form 10-Q, and any subsequent SEC filings.
Important Additional Information
Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2011 Annual Meeting. On July 18, 2011, Forest Laboratories filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Appendix B thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at Forest Laboratories’ website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.
Investor Contact:
Frank J. Murdolo
Vice President — Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com
Media Contacts:
Sard Verbinnen & Co
Hugh Burns/Renee Soto/Lesley Bogdanow
1-212-687-8080
Additional Investor Contacts:
MacKenzie Partners
Dan Burch
1-212-929-5748
Charlie Koons
1-212-929-5708
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